BIG CAT ENERGY PROVIDES OPERATIONAL UPDATE

Gillette, Wyoming, November 10, 2008 - Big Cat Energy Corporation, (OTCBB: BCTE), today announced that after delays regarding water sampling issues, Yates Petroleum has prepared its first well in Northern Campbell County for installation of one of their ARID tools. Management expects the tool to be installed and operational within the next week. Pending results of this test well, Yates Petroleum plans to move forward with the installation of their additional (5) five ARID tools they have received permits for in this area.

In addition to the press release dated October 6, 2008, the referenced “Major CBM Operator” has commenced a cement squeeze operation on the initial receiving aquifer first selected in this area. A decision was made by the operator and Big Cat Energy Management to perforate the same aquifer which was used in the first pilot test well. This is the same aquifer which had prior approval by the landowner in this area. The operator has favorable water quality samples available for this well so the ARID tool should be installed within the coming days.

About Big Cat Energy Corporation

Big Cat Energy Corporation has developed a patented technology called the ARID Tool (Aquifer Recharge Injection Device), a revolutionary new method of water handling that provides coal bed methane wells with the ability to redistribute produced water. This revolutionary new coal bed methane production technology will allow coal bed methane operators to process produced water at a fraction of the cost of current technology.

Additional information on the ARID Tool and process as well as Big Cat Energy Corporation is available at http://www.bigcatenergy.com

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Investor Relations

investor@bigcatenergy.com
1-866-912-BCTE (2283)

Forward-Looking Statements

Portions of this document may constitute "forward-looking statements" as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the "safe harbor" protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company's annual reports filed with the Securities and Exchange Commission.